Exhibit 4.47

Service Agreement

This Transitional Mutual Service Agreement (this “Agreement”), dated December 1, 2014, was made by and among:

Tianjin Jinhu Media Co., Ltd. (“Jinhu”), with its registered address at Unit 2101, 21/F Block C3, Area MSD-C, 79 First Avenue, Tianjin Economic and Technical Development Zone;

Guangzhou Qianjun Internet Technology Co., Ltd. (“56 Web”), with its registered address at Room 802, 36 Jian Zhong Road, Tianhe District, Guangzhou;

Beijing Wole Information Technology Co., Ltd., with its registered address at Room 209, No. 18 Building, 18 Jiuxiaoqiao Middle Road, Chaoyang District, Beijing; and

Beijing Qianxiang Wangjing Technology Co., Ltd., (together with Beijing Wole Information Technology Co., Ltd., “RenRen”), with its registered address at Room B1011, North Building, 11 Shixingdong Street, Shijiangshan District, Beijing.

For purpose of this Agreement, Jinhu, 56 Web and RenRen are individually referred to as a “Party”, and collectively the “Parties”.

WHEREAS:

(1)	Jinhu, 56 Web, Renren and other related parties have entered into a certain Framework Purchase Agreement (the “Framework Purchase Agreement’) dated October 28, 2014, whereby Jinhu will purchase 100% equity interests of 56 Web. The Parties will enter into this Agreement as one of the conditions precedent to initial payment under the Framework Agreement.

(2)	Upon execution of this Agreement, the technical team of RenRen is in fact providing video monitor services to 56 Web, and 56 Web is in fact providing to Woxiu Web (http://www.woxiu.com, “Woxiu Web”), a website owned by 56 Web, the technical services regarding (1) virtual monetary system, and (2) server and broadband operations and system support. The domain name of Wxiu Web is registered under the name of 56 Web and included in the network culture business license (YUEWANGWEN[213]NO.0244-094) held by 56 Web.

(3)	The Parties agree that each of the Parties will provide specified transitional mutual support during certain period after the date of execution of the Framework Purchase Agreement pursuant to the terms of this Agreement.

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NOW, THEREFORE, the Parties agree as follows through negotiations:

1	Contents of Transitional Mutual Services

1.1	Services to 56 Web from RenRen

1.1.1	It is acknowledged by the Parties that the technical team of RenRen is in fact providing video monitor services to 56 Web. Within five months after the date of execution of the Framework Purchase Agreement (“RenRen Services Transition Period”), the technical team of RenRen will continue providing video monitor services similar to those provided to 56 Web on the date of execution of the Framework Purchase Agreement. For purpose of this Agreement, “video monitor services” means that the technical team of RenRen will review the video streams uploaded to 56 Web to ensure the video streams released on 56 Web are in compliance with applicable laws and regulations.

1.1.2	During the RenRen Services Transition Period, Jinhu and 56 Web will have the right to seek or develop a new technical team for video monitor services, and RenRen hereby covenants to provide assistance necessary to seek or develop such team. RenRen covenants to make complete delivery with Jinhu and/or 56 Web to ensure smooth transition of related services by the end of the Transition Period.

1.2	Services to 56 Web from Woxiu Web

1.2.1	It is acknowledged by the Parties that 56 Web is in fact providing to Woxiu Web the technical services regarding (1) virtual monetary system, and (2) server and broadband operations and system support. Within five months after the date of execution of the Framework Purchase Agreement (“56 Web Services Transition Period”, together with RenRen Services Transition Period, the “Transition Period’), 56 Web will continue providing the above services similar to those provided to Woxiu Web on the date of execution of the Framework Purchase Agreement .

For purpose of this Agreement, virtual monetary system services mean maintaining normal operation of all existing online payment system of Woxiu Web and, prior to 5th business day of each month, complete settlements and payments for the past month, and provide assistance to resolve any service or technical issue on online payment raised by users of Woxiu Web.

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The server and broadband operations and system support services are set forth under Schedule I.

1.2.2	During the 56 Web Services Transition Period, RenRen will have the right to seek or develop new services provider, and each of Jinhu and 56 Web hereby covenants to provide assistance necessary to seek or develop such provider. 56 Web covenants to make complete delivery with RenRen prior to the end of the Transition Period to ensure smooth transition of related services by the end of the Transition Period.

1.3	The Parties acknowledge that none of the Parties will charge any price for their mutual provision of the above services during the Transition Period.

2	Business Operation of Woxiu Web

2.1	RenRen will transfer related services of Woxiu Web from Guangzhou Qianjun to a third party unrelated to Guangzhou Qianjun as provided under this Agreement or, if not provided hereunder, as otherwise agreed bythe Parties, within a reasonable period by the end of the Transition Period and ensure Woxiu Web and its business operating entity will submit applications with competent authority regarding its business qualifications registered under the name of 56 Web within one month after closing of the Framework Purchase Agreement, including applications for domain name registration and network culture business license.

2.2	RenRen will transfer the domain name of Woxiu Web from 56 Web to another entity designated by RenRen within one month after closing of the Framework Purchase Agreement.

2.3	Any debt or liability incurred in connection with the domain name of Woxiu Web and any related business at any time will be borne by RenRen. RenRen will indemnify and be held severally and jointly with any related party liable for all losses incurred by 56 Web, Jinhu or their respective affiliates arising from use or application of any qualifications, licenses, approvals or filings of 56 Web by Woxiu Web at any time (including any time prior to execution of the Framework Purchase Agreement).

2.4	Each of Jinhu and 56 Web will provide assistance necessary to effect the transfer contemplated under Sections 2.1 and 2.2.

2.5	Each of Jinhu and 56 Web agrees that Woxiu Web and its business operating entity will continue having its domain name registered under the name of 56 Web and included in the network culture business license (YUEWANGWEN[213]NO.0244-094) held by 56 Web within one year from execution of the Framework Purchase Agreement or receipt of business license by Woxiu Web or its business operating entity under Section 2.1, whichever is earlier, to ensure smooth operation and transfer of the businesses of Woxiu Web.

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3	Breach Liability

Any Party shall be held liable for any loss incurred by any of the other Parties due to its breach of this Agreement.

4	Effect, Amendment, Termination and Expiration

4.1	This Agreement shall be effective as of the date on which it is signed by each of the Parties.

4.2	Unless otherwise provided hereunder, any amendment to this Agreement will be made by each of the Parties in writing.

4.3	This Agreement will terminate if:

4.3.1	The Framework Purchase Agreement terminates:

4.3.2	Each of the Parties agree to terminate this Agreement; or

4.3.3	Each of the Parties fails to reach agreement as to any renewal of this Agreement when the Transition Period expires.

4.4	Any amendment, termination or expiration of this Agreement will not affect any right, duty or obligation of any Party accrued prior to such amendment, termination or expiration, including without limitation any claim for liquidated damages by any Party.

4.5	Any right or obligation of any Party, including without limitation the rights and obligations under Sections 3, 6, 7, and 10 of this Agreement, will survive termination or expiration of this Agreement if it is necessary to be so in nature.

5	Notice and Delivery

5.1	Any notice provided under this Agreement will be delivered in person, by mail or facsimile to the following address or facsimile number, or any other address or facsimile number provided by each of the Parties from time to time in writing:

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To Jinhu:

Address: Sohu Media Building, Building 3, 2 Kexuyuannan Street, Haidian District, Beijing

Attention: MA Yi

Telephone:      010-62727883

Facsimile:         010-56412838

To 56 Web

Address: Sohu Media Building, Building 3, 2 Kexuyuan South Street, Haidian District, Beijing

Attention: MA Yi

Telephone:      010-62727883

Facsimile:         010-56412838

To RenRen:

Address: Floor 5, Guotou Creativity Industry Zone, 18 Jiuxianqiao Middle Road, Chaoyang District, Beijing

Attention: Law Kwok Wai

Telephone:       86-10-84481818-3558

Facsimile:         86-10-64362600

5.2	Any notice will be deemed duly given upon delivery in person, or seven days later if it is delivered by mail with postage prepaid, or upon receipt of report for successful transmission if it is delivered by facsimile.

6	Intellectual Property and Confidentiality

6.1	Each of the Parties will have sole and exclusive ownership and any of the rights and interests thereof upon any right, ownership, interest, any and all intellectual properties developed in connection with performance of any of its obligations hereunder, including without limitation any copyright, patent application, trademark, software, technical secret, trade secret and any other rights and interest (if any) (the “New IP’).

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6.2	Each of the Parties acknowledges and confirms that any oral or written information exchanged among the Parties in connection with this Agreement as well as the existence and content of this Agreement will be confidential information and, without prior consent from the other Parties, may not be disclosed to any third party, unless (1) such information has been known to the public not from disclosure by any of its recipients, or any affiliate or employee of such recipient; (2) it is required to be disclosed under applicable laws, any exchange or rules or regulations of such exchange (provided that, to the extent permitted by laws, the disclosing Party will notify the other Parties in advance so that the Parties may reach agreement regarding the scope and contents of such disclosure); or (3) Any Party will provide any information to its legal or financial advisor in respect of the cooperation contemplated hereunder on as-needed basis, provided that such legal or financial advisor will comply with confidentiality obligations similar to this Section 5.2. Each of the Parties undertakes to use any of the confidential information provided from any of the other Parties only in connection with this Agreement, and will destroy or return such confidential information at the request of the disclosing Party upon termination of this Agreement. Any Party will be deemed in breach of this Section 5 and held liable therefor if it, or any of its affiliates, any of their respective employees or advisors is breach of this Section 9. This Section 9 will survive any invalidity, termination or expiration of this Agreement.

7	Governing Law and Dispute Resolution

7.1	Formation, validity, interpretation, performance, amendment and termination of this Agreement and any dispute resolution hereof will be applicable to the PRC law.

7.2	Any dispute arising from interpretation or performance of this Agreement will be settled through friendly negotiations of the Parties and, if the dispute fails to be resolved through negotiations within 30 days upon notice from one Party to the other Party requesting negotiation in writing, submitted for arbitration by China International Economic and Trade Arbitration Commission in accordance with its arbitration rules then in effect. The arbitration will be made in Beijing and in Chinese. The arbitrary award will be final and binding upon each of the Parties.

7.3	During arbitration of any dispute arising from interpretation or performance of this Agreement, each of the Parties will continue performing its rights and obligations under this Agreement other than those under dispute.

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8	Taxes

8.1	Each of the Parties will bear its own taxes arising from execution and performance of this Agreement.

9	Force Majeure

9.1	No Party will be deemed in breach of this Agreement or held liable for any loss incurred by any other Parties due to any delayed performance of this Agreement as result of any force majeure event, provided the Party encountering such force majeure event will make best efforts to mitigate the cause of such delay and any loss arising from such force majeure event (including without limitation seeking any alternative means or methods), and notify the other Parties of the facts and potential damages of such force majeure event no later than (but not including) 15th business day from elimination of the force majeure event. During delayed performance of this Agreement, the Party encountering the force majeure event will take reasonable alternative or any other commercially reasonable measures to facilitate performance of its obligations under this Agreement until such delay is removed.

10	Miscellaneous

10.1	Any matter relating to but not provided under this Agreement will be revolved pursuant to relevant terms under the Framework Purchase Agreement or, if it is not provided under the Framework Purchase Agreement, through negotiations of the Parties.

10.2	None of this Agreement will be deemed to constitute any partnership or agency among the Parties. None of the Parties may bind upon, enter into any contract on behalf of, or cause any liability upon any of the other Parties by any means or for any purpose.

10.3	Without prior written consent of any of the other Parties, none of the Parties may transfer or contract all or any of its rights and obligations under this Agreement to any third party.

10.4	This Agreement is in Chinese in three originals, with each original for each Party. Each of the originals has the same effect.

(No text below)

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative on the date first above written.

Tianjin Jinhu Media Co., Ltd. (seal)

By: /s/ Charles Zhang

Name: Charles Zhang

Title: Chief Executive Officer of Sohu.com Inc.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative on the date first above written.

Guangzhou Qianjun Internet Technology Co., Ltd. (seal)

By: /s/ Liu Jian

Name: Liu Jian

Title: Chairman

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative on the date first above written.

Beijing Wole Information Technology Co., Ltd. (seal)

By: /s/ Zhou Juan

Name: Zhou Juan

Title: Chairman

Beijing Qianxiang Wangjing Technology Co., Ltd. (seal)

By: /s/ Yang Jing

Name: Yang Jing

Title: Executive Director